As filed with the Securities and Exchange Commission on January 22, 2009

Registration No. 333-150461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0580186
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, CA 92011

(760) 804-8420

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Jerry Collazo

Chief Financial Officer

Orange 21 Inc.

2070 Las Palmas Drive

Carlsbad, CA 92011

(760) 804-8420

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher M. Forrester, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, CA 92130

(858) 720-5100

Approximate date of commencement of proposed sale to public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Note

The sole purpose of this Amendment No. 1 is to amend the exhibit index included in the Registration Statement on Form S-3 (File No. 333-150461) filed with the Securities and Exchange Commission on April 25, 2008 (the “Form S-3”) and to file revised Exhibits 5.1 and 24.1 and Exhibits 4.4 and 99.1 through 99.5 to the Form S-3. Accordingly, this Amendment No. 1 consists only of this explanatory note and revised versions of the following parts of the Form S-3: the facing page, Item 16 of Part II, the Power of Attorney, the signatures and the exhibit index. This Amendment No. 1 does not contain a copy of the prospectus that was included in the Form S-3, and is not intended to amend or delete any part of the prospectus.

Item 16. Exhibits

(a) Exhibits

Exhibit	Description
3.1(1)	Restated Certificate of Incorporation.

3.2(1)	Amended and Restated Bylaws.

4.1(1)	Specimen Common Stock Certificate.

4.2(2)	Form of Warrant Agreement, if any, including form of Warrant.

4.3(2)	Form of Rights Agent Agreement, if any, including form of Rights Certificate.

4.4	Form of Subscription Rights Certificate.

5.1	Opinion of Morrison & Foerster LLP.

23.1(3)	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	Form of Instructions for Use of Subscription Rights.

99.2	Form of Letter to Stockholders Who are Record Holders.

99.3	Form of Letter to Nominee Holders Whose Clients are Beneficial Owners.

99.4	Form of Letter to Clients of Nominee Holders.

99.5	Form of Notice of Guaranteed Delivery.

(1)	Incorporated by reference to Form S-1 (File No. 333-119024) declared effective on December 13, 2004.
(2)	If applicable, to be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
(3)	Incorporated by reference to Form S-3 (File No. 333-150461) filed on April 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on the 22nd day of January, 2009.

ORANGE 21 INC.

By:	/s/ Jerry Collazo
Jerry Collazo
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Orange 21 Inc., do hereby constitute and appoint A. Stone Douglass and Jerry Collazo, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This replaces and supersedes the prior power of attorney with respect to the Registration Statement in its entirety.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ A. Stone Douglass A. Stone Douglass	Chief Executive Officer and Chairman of the Board of Directors	January 22, 2009

/s/ Jerry Collazo Jerry Collazo	Chief Financial Officer, Secretary and Treasurer	January 22, 2009

/s/ John Pound John Pound	Director	January 22, 2009

/s/ Harry Casari Harry Casari	Director	January 22, 2009

/s/ David Mitchell David Mitchell	Director	January 22, 2009

/s/ Ted Roth Ted Roth	Director	January 22, 2009

/s/ Greg Theiss Greg Theiss	Director	January 22, 2009

EXHIBIT INDEX

Exhibit	Description
3.1(1)	Restated Certificate of Incorporation.

3.2(1)	Amended and Restated Bylaws.

4.1(1)	Specimen Common Stock Certificate.

4.2(2)	Form of Warrant Agreement, if any, including form of Warrant.

4.3(2)	Form of Rights Agent Agreement, if any, including form of Rights Certificate.

4.4	Form of Subscription Rights Certificate.

5.1	Opinion of Morrison & Foerster LLP.

23.1(3)	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	Form of Instructions for Use of Subscription Rights.

99.2	Form of Letter to Stockholders Who are Record Holders.

99.3	Form of Letter to Nominee Holders Whose Clients are Beneficial Owners.

99.4	Form of Letter to Clients of Nominee Holders.

99.5	Form of Notice of Guaranteed Delivery.

(1)	Incorporated by reference to Form S-1 (File No. 333-119024) declared effective on December 13, 2004.
(2)	If applicable, to be filed by amendment or by a report filed under the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
(3)	Incorporated by reference to Form S-3 (File No. 333-150461) filed on April 25, 2008.